Exhibit (10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 31 to the registration statement on Form N-4 (the “Registration Statement”) of our report dated March 9, 2017, relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation, and of our report dated March 23, 2017, relating to the financial statements of NYLIAC Variable Annuity Separate Account- III, which appear in the Post-Effective Amendment No. 30 to the Registration Statement on Form N-4 (No. 333- 30706). We also consent to the incorporation by reference of the references to us under the headings “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

October 30, 2017